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Exhibit 10.7

June 30, 2003

Mr. Paul G. Burningham
2 Shady Lane
North Attleboro, MA 02760

Re:
Severance Agreement and General Release of Claims

Dear Greg:

This letter shall set forth the rights and responsibilities of Artisoft, Inc. (the "Company" or "Artisoft"), with respect to the termination of your employment with Artisoft, Inc. on June 27, 2003, amicably resolve your separation from the Company and establish the terms of your severance arrangement which include terms which are over and above those in that certain Severance Agreement entered into on November 1, 2001 ("Executive Severance Agreement") and to which without this Severance Agreement and General Release ("Agreement") you would not otherwise be entitled. This letter also constitutes the Notice of Termination pursuant to Paragraph 4 of the Executive Severance Agreement.

Pursuant to the Executive Severance Agreement, your position, duties and responsibilities as Vice President of Sales officially terminated on June 27, 2003 after the occurrence of a Change of Control for which you will receive compensation and benefits as set forth below:

        1.    Termination of Employment.    Your employment will end on June 27, 2003 (the "Termination Date"). By signing this Agreement, you acknowledge receipt of all wages, commissions/bonuses, and unused, accrued vacation due through and including the Termination Date.

        2.    Wages.    You shall receive a lump sum payment of $2,600.00, representing wages owed to you for the period June 23, 2003–June 27, 2003. This amount is subject to normal tax withholding, according to the law, and will be paid to you on June 27, 2003.

        3.    Accrued Vacation.    You shall receive a lump sum payment equal to $8,992.86, equal to your unused, accrued vacation time through June 27, 2003 (138.35 hours). This amount is subject to normal tax withholding, according to the law, and will be paid to you on June 27, 2003.

        4.    Commission.    You shall receive a lump sum payment of $11,941.88, representing your actual Q4 commissions earned. This amount is subject to normal tax withholding, according to the law, and will be paid via wire transfer on July 25, 2003. A copy of your Q4 Compensation Plan is included with this Agreement as Exhibit B.

        5.    Officers' Insurance.    As a former officer of the Company, you are covered under the Company's Directors' and Officers' and Corporate Liability Insurance Policy ("Policy"), to the extent and limits of the policy. This Policy covers you for the period of time during which you were actively employed (February 28, 2000–June 27, 2003).

        6.    Officer Indemnification.    You shall be indemnified and held harmless by the Company in accordance with Article VIII of the Company's By-Laws if you are made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that you were an officer of the Corporation. A copy of the Company's By-Laws is included with this Agreement as Exhibit C.

        7.    Severance Compensation and Benefits.

            a.    Severance Pay.    You shall receive a lump sum payment of $135,200.00 representing severance pay equal to one (1) year's worth of salary, less all applicable deductions and regular withholdings. This payment will be made via wire transfer on July 25, 2003.

            b.    Bonus Amount.    You shall receive a lump sum payment of $51,000.00, representing 100% of the anticipated annualized bonus/commission amount payable under your fiscal year 2003 compensation plan. This amount is subject to normal tax withholding, according to the law, and will be paid via wire transfer on July 25, 2003.

            c.    Benefit Continuation.    Pursuant to Paragraph 3.1(b)(iii) of the Executive Severance Agreement, the following benefit programs will be continued, at the Company's expense, for a period of twelve (12) months following the Termination Date. The effective termination date of all benefit programs will be June 30, 2004.

      i.
      Medical Insurance

      ii.
      Dental Insurance

      iii.
      Basic Life and AD&D Insurance

      iv.
      Executive Life Insurance

      v.
      Short and Long Term Disability Insurance

    Your medical and dental insurance will continue at your current family level of coverage, pursuant to the terms of the Plans and COBRA.

            d.    Insurance Contributions.    Per your request, the Company will allow you to continue to contribute to the Long Term Disability Insurance Program ("LTD") on an after-tax basis. An amount of $223.08, representing twelve (12) months of your LTD benefit premium of $18.59 per month, will be deducted from your earnings received on July 25, 2003.

            e.    COBRA.    After June 30, 2004, you will be eligible to continue your group medical and dental coverages under the Consolidated Omnibus and Budget Reconciliation Act (COBRA), which allows you to continue these benefits at a rate equal to 102% of the Company's costs for these benefit coverages.

            f.    Stock Options.    Your previously unvested stock options shall become 100% vested and immediately exercisable pursuant to the terms of the applicable Company stock option plan.

        8.    Special Bonus.    You shall receive a lump sum payment of $9,000.00, representing the difference between the projected actual fiscal year 2003 bonus/commission amount earned ($51,000.00) and the annualized target of $60,000.00. This amount is subject to normal tax withholding, according to applicable law, and will be paid to you via wire transfer on July 25, 2003.

        9.    Unemployment Claim.    The Company will not contest any unemployment claim made by you.

        10.    Response to Inquiries.    All inquiries concerning your employment and separation from the Company and all requests for references concerning you (collectively "Inquiries") shall be referred to the Manager of Human Resources and shall be responded to consistent with Exhibit A.

        11.    Company Property.    By signing this Agreement, you agree and acknowledge that you have returned to the Company all originals and copies of Company documents and all Company property, including without limitation, computer equipment, computer files, diskettes, database information, client information, sales documents, financial statements, budgets and forecasts, and any similar information.

        12.    Continuing Obligations.    It is important to remember that your Nondisclosure and Nonsolicitation Agreement ("Nondisclosure Agreement") and Ownership and Protection of Intellectual Property Agreement ("Intellectual Property Agreement") with Artisoft contain fiduciary obligations that continue after the termination of your employment with respect to Artisoft's Proprietary Information and Confidential Information. Under the Nondisclosure and Intellectual Property Agreements, you have a continuing obligation to keep this information confidential. All information concerning the business of Artisoft shall be considered confidential information including, without limitation, corporate information, plans, strategies, tactics, policies, procedures and practices, marketing information and plans, financial information and business forecasts, operational information, personnel information, and customer information. In addition, under the Intellectual Property Agreement, you have an obligation to disclose and assign "Developments", as that term is defined in the Intellectual Property Agreement, which result from your work at Artisoft.

  a.
  In addition, under Paragraph 2 of the Nondisclosure Agreement, you are contractually prohibited for a period of twelve (12) months from hiring, attempting to hire, assisting in the hire or in any other way encouraging any Artisoft employee to terminate his or her employment with Artisoft.

        13.    General Release of Claims.    In consideration of the terms which are over and above those in the Executive Severance Agreement (Items 7d, 8, 9, and 10 of this Agreement), which you acknowledge you would not otherwise be entitled to receive, and the Company's agreement to trigger the change in control provision pursuant to the Executive Severance Agreement, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, its officers, directors, stockholders, corporate affiliates, subsidiaries, parent companies, agents and employees (each in their individual and corporate capacities) (hereinafter, the "Released Parties") from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses, including attorneys' fees and costs, of every kind and nature which you ever had or now have against any or all of the Released Parties arising out of your employment with and/or separation from the Company, including, but not limited to, all claims under Section 806 of the Sarbanes-Oxley Act of 2002, 18 U.S.C. § 1514A, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Americans With Disabilities Act of 1990, 42 U.S.C., § 12101 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Massachusetts Fair Employment Practices Act., M.G.L. c.151B, § 1 et seq, all as amended; all claims arising out of the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., the Employee Retirement Income Security Act of 1974 ("ERISA"), 29 U.S.C. § 1001 et seq., the Worker Adjustment and Retraining Notification Act ("WARN"), 29 U.S.C. § 2101 et seq., the Massachusetts Civil Rights Act, M.G.L. c.12 §§ 11H and 11I, the Massachusetts Equal Rights Act, M.G.L. c.93, § 102 and M.G.L. c.214, § 1C, the Massachusetts Labor and Industries Act, M.G.L. c.149, § 1 et seq., the Massachusetts Privacy Act, M.G.L. c. 214, § 1B, and the Massachusetts Maternity Leave Act, M.G.L. c. 149, § 105(d), all as amended; all claims arising under any and all similar federal, state and local statutes or ordinances, all as amended; all common law claims including, but not limited to, actions in tort, defamation and breach of contract; all claims to any non-vested ownership interest in the Company, contractual or otherwise, including but not limited to claims to stock or stock options; and any other claims or damages arising out of your employment with or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this Agreement prevents you from filing, cooperating with or participating in any proceeding before any federal or state fair employment practices agency (except that you acknowledge that you may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding).

The Company hereby fully, forever, irrevocably and unconditionally releases, remises and discharges you from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses, including attorneys' fees and costs, of every kind and nature which it ever had or now has against you arising out of acts or omissions undertaken by you in the course and scope of your employment.

The above-mentioned releases of claims do not apply to any claim for any breach of this Agreement by you or by the Company.

        14.    Confidentiality of Agreement.    To the extent permitted by law, you agree to keep the terms, amount and negotiations and discussions resulting in this Agreement completely confidential, and not to disclose any such matters to anyone, in words or in substance, except as set forth in this section. Notwithstanding the foregoing, you may disclose the terms and amount of this Agreement (a) to your immediate family, attorney, and/or accountant, provided that you shall first obtain any such person's agreement to keep any such matters completely confidential and not to disclose any such matters to anyone; and (b) to the extent required by law or to the extent necessary to enforce your rights under this Agreement.

        15.    Non-Disparagement.    You agree not to make any false, disparaging or derogatory statement, written or oral, to anyone, including any media outlet, financial institution, current or former employee, consultant, client or customer or prospect of the Company, regarding the Company, its business affairs, services, products or financial condition, or any of the Company's directors, officers, employees, agents or representatives.

        16.    Cooperation.    You agree to cooperate fully with the Company in the defense or prosecution of any claims or actions which may be brought against or on behalf of the Company which relate to events or occurrences that transpired during your employment with the Company. Your full cooperation in connection with such claims or actions shall include, without implication of limitation, being available to meet with counsel to prepare for discovery or trial and to testify truthfully as a witness when reasonably requested by the Company at reasonable times designated by the Company. You agree that, except to the extent required by law, you will not voluntarily disclose any information to any person, party, or entity that is adverse to the Company and you will maintain the confidences and privileges of the Company. The Company agrees to reimburse you for any reasonable out-of-pocket expenses that you incur in connection with cooperation pursuant to this section, subject to reasonable documentation.

        17.    Binding Nature of Agreement.    This Agreement shall be binding upon the parties, their heirs, administrators, representatives, executors, successors, and assigns.

        18.    Use of the Agreement as Evidence; Liability.    This Agreement may not be used as evidence in any proceeding of any kind, except a proceeding (a) in which one of the parties alleges a breach of the terms of this Agreement, or (b) in which one of the parties elects to use this Agreement as a defense to any claim. This Agreement shall not constitute an admission or acknowledgment of liability or wrongdoing on the part of any or all of the Releasees.

        19.    Entire Agreement.    With the exception of your Nondisclosure and Nonsolicitation Agreement, the Ownership and Protection of Intellectual Property Agreement, the Stock Option Plan, and the Stock Option Certificate, which shall remain in effect, this Agreement is the entire agreement between the Company and you and all previous agreements or promises between the Company and you are superseded and void. This Agreement may be modified only by a written agreement signed by you (or your executor) and an officer of the Company.

        20.    Acknowledgement and Other Terms.

    a.
    You are advised to consult with an attorney before signing this Agreement.

    b.
    You have twenty-one (21) days from the day you receive this Agreement to review and sign it. If you choose, you may sign this Agreement before the expiration of the 21-day period. In the event that you sign and return this Agreement in less than 21 days, you agree and acknowledge that such decision was entirely voluntary and that you had the opportunity to consider this Agreement for the entire 21-day period. Please note that this 21-day period will expire on July 22, 2003.

    c.
    You will have seven (7) days after signing this Agreement to revoke your decision by delivering a written notice of revocation to the Company. To be effective, such written notice of revocation must be received by Janet Carlson, Manager of Human Resources, at the Company within the seven (7) day revocation period. The Company acknowledges that this Agreement shall not become valid or enforceable until the expiration of the seven (7) day revocation period.

    d.
    By signing this Agreement, you acknowledge that you have carefully read and fully understand all its provisions, that you are signing it voluntarily and that you had an opportunity to fully discuss and review the terms of this Agreement with an attorney. You also acknowledge that you are not relying on any representations by any representative of the Company concerning the meaning of any aspect of this Agreement.

    e.
    In the event of any dispute, this Agreement will be construed as a whole, will be interpreted in accordance with its fair meaning, and will not be construed strictly for or against either you or the Company.

    f.
    Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

    g.
    This Agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions. You hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in Massachusetts (which courts, for purposes of this letter agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Agreement or the subject matter hereof.

If you agree to these terms, please sign and date this Agreement below and return it to me within twenty-one (21) days.

The signatures of the parties below signify that this Severance Agreement and General Release are signed under seal.

Sincerely, Artisoft, Inc.
By:	/s/ STEVEN G. MANSON Steven G. Manson President and Chief Executive Officer

Accepted and Agreed to:

/s/ PAUL G. BURNINGHAM Paul G. Burningham
Date: 21 July 03

Exhibit A

Greg Burningham was employed with Artisoft from February 28, 2000 to June 27, 2003. He served as Vice President of Sales.

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